Exhibit 5.1

Hogan Lovells US LLP One Tabor Center, Suite 1500 1200 Seventeenth Street Denver, CO 80202 T +1 303 899 7300 F +1 303 899 7333 www.hoganlovells.com

February 7, 2013

Board of Directors
Uranium Resources, Inc.
405 State Highway Bypass 121
Building A, Suite 110
Lewisville, Texas  75067

Ladies and Gentlemen:

We are acting as counsel to Uranium Resources, Inc., a Delaware corporation (the "Company"), in connection with the Company's proposed (a) distribution to the holders of record of the Company's common stock, par value $0.001 per share ("Common Shares"), and warrants, at no charge, non-transferable subscription rights to purchase up to 5,098,039 Common Shares ("Subscription Rights"), and (b) the issuance of Common Shares underlying the Subscription Rights upon the valid exercise of such Subscription Rights (the "Underlying Shares", and, together with the Subscription Rights, the "Securities"), all of which Securities will be distributed and issued by the Company pursuant to a prospectus supplement, dated February 7, 2013, and the accompanying prospectus (such documents, collectively the "Prospectus") filed as part of the Company's registration statement on Form S-3 (File No. 333-174845) (the "Registration Statement") initially filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), on June 10, 2011 and declared effective on June 24, 2011.  This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed.  In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies).  As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

To the extent that the obligations of the Company with respect to the Securities may be dependent upon such matters, we assume for purposes of this opinion letter that, to the extent applicable, the holder of such Subscription Rights is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the exercise of such Subscription Rights has been duly authorized by such holder and constitutes the legal, valid and binding obligation of such holder; and that the exercise by the holder of such Subscription Rights is in compliance with all applicable laws and regulations related thereto.

This opinion letter is based as to matters of law solely upon: (a) with respect to the opinion given in subsection (a) of the following paragraph, the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction and (b) with respect to the opinion given in subsection (b) of the following paragraph, the General Corporation Law of the State of Delaware, as amended.  We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations (and in particular, we express no opinion as to any effect that such other laws, statutes, ordinances, rules, or regulations may have on the opinions expressed herein).  The opinion set forth in subsection (a) of the following paragraph is based upon a review of only those laws and regulations (not otherwise excluded in this letter) that, in our experience, are generally recognized as applicable to transactions of the type contemplated by the Subscription Rights.  As used herein, the term "General Corporation Law of the State of Delaware, as amended," includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that: (a) the Subscription Rights, upon delivery by the Company of one or more agreements related thereto to its shareholders and warrant holders, will constitute valid and binding obligations of the Company; and (b) following receipt by the Company of the consideration for the purchase of the Underlying Shares specified in the Subscription Rights agreements and upon due execution and delivery on behalf of the Company of certificates representing the Underlying Shares, including global certificates, or the entry of the issuance thereof in the books and records of the Company, as the case may be, the Underlying Shares will be validly issued, fully paid and nonassessable.

The opinions expressed in subsection (a) of the foregoing paragraph with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors' rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Subscription Rights are considered in a proceeding in equity or at law).

This opinion letter has been prepared for use in connection with the distribution of the Subscription Rights and the issuance of the Underlying Shares by the Company in accordance with the Registration Statement and the Prospectus and speaks as of the date hereof.  We assume no obligation to advise you of any changes in the foregoing subsequent to delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K and its incorporation by reference as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus.  In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Act.

Very truly yours,

HOGAN LOVELLS US LLP